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                     [Letterhead of Bearden & Smith, P.C.]



November 9, 1999



Lahaina Acquisitions, Inc.
Suite 220
5895 Windward Parkway
Alpharetta, GA 30005

Re: Letter of Resignation

Ladies and Gentlemen:

Although we were engaged on January 21, 1999 to serve as the principal accountant of Lahaina Acquisitions, Inc. (the "Company"), we have never performed any work in that capacity. Therefore, we hereby respectfully resign as principal accountant of the Company.

Sincerely,

/s/ Bearden & Smith, P.C.
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BEARDEN & SMITH, P.C.